Exhibit 99.1

FivePoint Reaches Settlement on Newhall Ranch Development

ALISO VIEJO, Calif. (September 25, 2017) – Five Point Holdings, LLC (“FivePoint”) (NYSE: FPH), owner and developer of mixed-use master-planned communities in coastal California, has reached a settlement on Newhall Ranch with key national and state environmental groups, the Santa Ynez Band of Chumash Indians and the Wishtoyo Foundation, a leading Native American organization.

The settlement is a seminal moment for Newhall Ranch, a pioneering community that will bring critically needed housing and jobs to the region while protecting Native American resources, natural resources and setting a new standard of sustainability for the nation.

“This is a tremendous settlement that provides for added protections for Native American resources and the environment and allows one of the nation’s most innovative new communities to take an important step forward — addressing California’s housing crisis and fueling the region’s economy,” said Emile Haddad, President and CEO of FivePoint.

As a result of the settlement, the following organizations, which have challenged the Newhall Ranch project, will withdraw their objections in federal and state courts: the Santa Ynez Band of Chumash Indians, the Wishtoyo Foundation, the Center for Biological Diversity, and the California Native Plant Society. Two local environmental organizations that have pending challenges to certain approvals for the Newhall Ranch project did not participate in the settlement.

The settlement builds on existing protection for the unarmored threespine stickleback and the groundbreaking “Net Zero Newhall” program, as approved by the County of Los Angeles and the California Department of Fish and Wildlife, ensuring net zero emissions of greenhouse gas from the community’s construction and operations. The settlement will provide even greater environmental and cultural investments and protections to benefit the region, including:

•	Reducing the community’s footprint adjacent to the Santa Clara River floodplain

•	Enhancing the community’s greenhouse gas program to further combat climate change

•	Expanding and enhancing spineflower conservation areas and programs

•	Creating the Santa Clara River Conservation Fund to promote conservation of sensitive species within the Santa Clara River watershed

•	Taking new steps to protect Native American cultural resources and develop a Native American cultural facility

“This settlement enables Newhall Ranch to achieve even higher standards of greenhouse gas emissions, habitat creation and preservation, and protection of important cultural resources,” Haddad said. “We look forward to creating a truly cutting-edge community for the Santa Clarita Valley, Los Angeles County and the State of California.”

About Five Point

FivePoint, headquartered in Aliso Viejo, California, designs and develops mixed-use, master-planned communities in coastal California. FivePoint is developing vibrant and sustainable communities in Orange County, Los Angeles County, and San Francisco County that will offer homes, commercial, retail, educational, and recreational elements as well as civic areas, parks, and open spaces. FivePoint’s three communities are: Great Park Neighborhoods® in Irvine, Newhall Ranch® near Valencia, and The San Francisco Shipyard/Candlestick Point in the City of San Francisco. The communities are planned to include approximately 40,000 residential homes and approximately 21 million square feet of commercial space.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. This press release may contain forward-looking statements regarding: our expectations of our future revenues, costs and financial performance; future demographics and market conditions in the areas where our communities are located; the outcome of pending litigation and its effect on our operations; the timing of our development activities; and the timing of future real estate purchases or sales. We caution you that any forward-looking statements included in this press release are based on our current views and information currently available to us. Forward-looking statements are subject to risks, trends, uncertainties and factors that are beyond our control. Some of these risks and uncertainties are described in more detail in our filings with the SEC, including our quarterly reports on Form 10-Q, under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.

Contact:

Steve Churm, Chief Communications Officer, FivePoint

Office: (949) 349-1034    |    Cell: (714) 914-0611

Steve.Churm@fivepoint.com